EXHIBIT 10.25

iPASS INC.

SEVERANCE BENEFIT PLAN

Section 1. Introduction.

This iPass Inc. Severance Benefit Plan was originally established effective January 1, 2001, and is hereby amended and restated effective December 23, 2008 (the “Plan”).  The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of iPass Inc. (the “Company”) or an affiliate of the Company whose employment with the Company or an affiliate of the Company is involuntarily terminated.  This Plan shall supersede any severance benefit plan, policy or practice, whether written or unwritten, previously maintained by the Company or any affiliate of the Company, with the exception of the iPass, Inc. Executive Corporate Transaction and Severance Benefit Plan (the “Executive Severance Plan”).  This Plan document also is the Summary Plan Description for the Plan.

Section 2. Eligibility For Benefits.

(a) General Rules.  Subject to the requirements set forth in this Section, the Company will grant severance benefits under the Plan to Eligible Employees.

(1) “Eligible Employees” for purposes of this Plan are all regular full-time and regular part-time employees of the Company and its affiliates (i) whose regular employment with the Company at the time of the termination of employment is located in the United States, (ii) whose employment is involuntarily terminated as a result of a reduction in force as determined by the Company (the “RIF”), (iii) whose termination of employment results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder) (such date, a “Termination Date”), and (iv) who are notified by the Company in writing that they are eligible for participation in this Plan.  The determination as to whether an employee’s termination of employment is due to the RIF and whether such employee is an Eligible Employee shall be made by the Company, in its sole discretion, and such determination shall be binding and conclusive on all persons.  Notwithstanding the foregoing, Eligible Employees under this Plan do not include the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, and any individuals who are “Eligible Employees” for the purposes of the Executive Corporate Transaction and Severance Benefit Plan.

For purposes of this Plan, part-time employees are those regular hire employees who are regularly scheduled to work more than twenty (20) hours per week but less than a full-time work schedule.  Regular hire employees working twenty (20) hours per week or less and temporary employees are not eligible for severance benefits under the Plan.

For purposes of this Plan, an involuntary termination of employment which results from a RIF may include a termination due to a position elimination as well as situations where an employee lacks the necessary skills and abilities to perform the assigned responsibilities required under a restructuring of the employee's department or position.

(2) In order to be eligible to receive benefits under the Plan, an Eligible Employee must remain on the job until his or her Termination Date.

(3) In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B, or Exhibit C, as appropriate, and such release must become effective in accordance with its terms within sixty (60) days following a Termination Date; provided, however, no such release shall require the Eligible Employee to forego any unpaid salary, any accrued but unpaid vacation pay or any benefits payable pursuant to this Plan.  The Plan Administrator, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Eligible Employee.

(b) Exceptions to Benefit Entitlement.  An employee who otherwise is an Eligible Employee will not receive benefits under the Plan (or will receive reduced benefits in the case of clause (1)) in any of the following circumstances, as determined by the Company in its sole discretion:

(1) The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her Termination Date, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 3(d) below does not entirely eliminate benefits under this Plan.

(2) The employee is involuntarily terminated for any reason other than due to the RIF.

(3) The employee voluntarily terminates employment with the Company or an affiliate of the Company.  Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(4) The employee voluntarily terminates employment with the Company or an affiliate of the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an affiliate of the Company.

(5) The employee is offered an identical or substantially equivalent or comparable position with the Company or an affiliate of the Company.  For purposes of the foregoing, a “substantially equivalent or comparable position” is one that offers the employee the same level of compensation.

(6) The employee has failed to execute or has revoked the release within the applicable period of time specified in Section 2(a)(3).

Section 3. Amount Of Benefit.

(a) Base Salary Severance Benefits.   Eligible Employees shall receive a cash severance benefit in accordance with the following schedule:

Length of Service with the Company	Amount of Benefit
two (2) years of service or less	six (6) weeks of Base Salary
more than two (2) years of service but less than three (3) years of service	eight (8) weeks of Base Salary
three (3) years of service or more	ten (10) weeks of Base Salary

(1) For purposes of the foregoing schedule, Eligible Employees shall be credited with service with the Company, any affiliate of the Company, and any predecessor entity thereof, which shall include any service to a corporate entity acquired by, merged with, or which otherwise engaged in a corporate transaction with the Company if the Eligible Employee was immediately engaged by the Company following such acquisition, merger or other corporate transaction.

(2) For purposes of calculating Plan benefits, “Base Salary” shall mean the Eligible Employee’s base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the weekly rate in effect during the last regularly scheduled payroll period immediately preceding the Eligible Employee’s Termination Date.

(b) Bonus Severance Benefits.  In addition to cash severance benefits pursuant to Section 3(a), an Eligible Employee will be eligible for additional cash severance benefits if the Eligible Employee is either (i) not in the Company’s sales organization and is a participant, at the time of termination of employment, in a Company Management Business Objectives bonus program (such bonus program to be considered the “MBO Program” and such Eligible Employees to be considered “MBO Participants”), or (ii) is in the Company’s sales organization and is a participant, at the time of termination of employment, in a written Sales Compensation Plan (such Eligible Employees to be considered “Sales Plan Participants”).  MBO Participants shall receive a bonus cash severance benefit equal to the quarterly target bonus amount in effect during the quarter in which the date of termination occurs under the MBO Program applicable to each such MBO Participant.  Sales Plan Participants shall receive a bonus cash severance benefit equal to the amount of sales commissions that the Sales Plan Participant would have earned under the applicable Sales Compensation Plan if the Sales Plan Participant’s employment had not been terminated during the quarter, based on sales that close during such quarter, if any.  The bonus cash severance benefits will be paid to the MBO Participants at the same time that cash severance benefits are paid to such Participants pursuant to Section 3(a).  The bonus cash severance benefits will be paid to the Sales Plan Participants on the same schedule as Sales Compensation Plan commissions paid to employees whose employment has not been terminated.  Eligible Employees who are neither MBO Participants nor Sales Plan Participants will receive no bonus cash severance benefits.

(c) Health Continuation Coverage.  Provided that the Eligible Employee is eligible for, and has made an election at or timely after the termination of employment pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under a health, dental, or vision plan sponsored by the Company, each such Eligible Employee shall be entitled to payment by the Company of all of the applicable premiums (inclusive of premiums for the Eligible Employee’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of termination of employment) for such health, dental, or vision plan coverage for a period of three (3) months, with such coverage counted as coverage pursuant to COBRA.  No such premium payments (or any other payments for health, dental, or vision coverage by the Company) shall be made following the Eligible Employee’s death or the effective date of the Eligible Employee’s coverage by a health, dental, or vision insurance plan of a subsequent employer.  Each Eligible Employee shall be required to notify the Plan Administrator immediately if the Eligible Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer.  Upon the conclusion of such period of insurance premium payments made by the Company, the Eligible Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period. For purposes of this Section 3(c), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.

(d) Certain Reductions.  The Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company or an affiliate of the Company that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, the California Plant Closing Act, or any other similar state law (collectively, the “WARN Act”), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment.  The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations and other contractual obligations of the Company, including benefits provided by offer letter or employment agreements, that may arise out of an Eligible Employee’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan.  The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(e) Other Employee Benefits and Stock Options.  All other benefits (such as life insurance, disability and 401(k) plan coverage) shall terminate as of the Eligible Employee’s Termination Date (except to the extent that a conversion privilege may be available thereunder).   An Eligible Employee’s rights with respect to his or her equity awards, if any, shall be governed by the terms of his or her equity award documents and the plan document for the plan under which such equity awards are granted.

(f) Additional Benefits.  Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, provide benefits in addition to those pursuant to Sections 3(a), 3(b), and 3(c) to one or more Eligible Employees chosen by the Plan Administrator, in its sole discretion.  However, such additional benefits provided to one or more Eligible Employees selected by the Plan Administrator, in its sole discretion, shall in no way obligate the Company to provide such benefits to any other Eligible Employee, even if similarly situated.

Section 4. Return of Company Property.

An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property.  For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) created and/or received by the Eligible Employee during his or her period of employment with the Company and other Company materials and property which the Eligible Employee has in his or her possession or control, including, but not limited to, Company files, notes, drawings records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  As a condition to receiving benefits under the Plan, Eligible Employees must not make or retain copies, reproductions or summaries of any such Company documents, materials or property.  However, an Eligible Employee is not required to return his or her personal copies of documents evidencing the Eligible Employee’s hire, termination, compensation, benefits and equity awards and any other documentation received as a shareholder of the Company.

Section 5. Time Of Payment And Form Of Benefit.

(a) General Rules.  The cash severance benefit under the Plan will be paid in a single sum within ten (10) business days following the effective date of the release described in Section 2(a)(3) unless another payment date is provided in said release; provided, however, that all such payments under the Plan will be subject to applicable withholding for federal, state and local income and employment taxes.  If applicable, the bonus cash severance benefit under the Plan will be paid in accordance with Section 3(b).  If a terminating employee is indebted to the Company or an affiliate of the Company at his or her Termination Date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.  In no event shall payment of any Plan benefit be made prior to the Eligible Employee’s Termination Date or prior to the effective date of the release described in Section 2(a)(3).

(b) Application of Section 409A.  Any cash severance payment provided under Sections 3(a) and 3(b) and any additional benefits provided under Section 3(f) shall be paid no later than the later of: (i) December 31st of the calendar year in which the Termination Date occurs, or (ii) the fifteenth (15th) day of the third calendar month following the Termination Date.  It is the intention of the preceding sentence to apply the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) to such payments.

Section 6. Reemployment.

(a) Repayment.  In the event of an Eligible Employee’s reemployment by the Company or an affiliate of the Company during the Severance Period, as defined below, such Eligible Employee will be required to repay to the Company a prorated portion of the severance pay received under Sections 3(a) and 3(b).

(b) Definition of “Severance Period.”  “Severance Period,” for purposes of this Plan, means the number of weeks in respect of which the amount paid to the Eligible Employee under Section 3(a) was calculated.

Section 7. Right To Interpret Plan; Amendment and Termination.

(a) Exclusive Discretion.  The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b) Amendment or Termination.  The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time.

Section 8. No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause or advance notice, which right is hereby reserved.

Section 9. Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

Section 10. Claims, Inquiries And Appeals.

(a) Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).  The Plan Administrator is:

iPass Inc.
Attn: Vice President of Human Resources
3800 Bridge Parkway
Redwood Shores, CA 94065

(b) Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied.  A request for a review shall be in writing and shall be addressed to:

iPass Inc.
Attn: Vice President of Human Resources
3800 Bridge Parkway
Redwood Shores, CA 94065

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.

(e) Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 10, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

(g) Limitations of Actions.  Except as otherwise required by ERISA, any lawsuit brought by an Eligible Employee or another person for a benefits claims under this Plan must be commenced within twelve (12) months following the date of the actual or purported involuntary termination of employment pertaining to a participant as described in Section 2(a)(1).  No such lawsuits may be brought thereafter except as otherwise required by ERISA.

(h) Limitation of Liability and Indemnification.  Except as otherwise required by applicable law, the sole rights of an Eligible Employee or any other person are limited to such benefits provided for under this Plan.  The employees, officers and members of the Board of Directors of the Company shall not be personally liable for claims made under this Plan and the Company shall indemnify such persons for any claims or liability that may arise under the Plan including the payment for the defense of any such claims against them.

Section 11. Basis Of Payments To And From Plan.

All benefits under the Plan shall be paid by the Company.  The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

Section 12. Other Plan Information.

(a) Employer and Plan Identification Numbers.  The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 93-1214598.  The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 502.

(b) Ending Date for Plan’s Fiscal Year.  The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process.  The agent for the service of legal process with respect to the Plan is:

iPass Inc.
Attn: General Counsel
3800 Bridge Parkway
Redwood Shores, CA 94065

(d) Plan Sponsor and Administrator.  The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

iPass Inc.
Attn: Vice President of Human Resources
3800 Bridge Parkway
Redwood Shores, CA 94065
Telephone Number: (650) 232-4100

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 13. Statement Of ERISA Rights.

Participants in this Plan (which is a welfare benefit plan sponsored by iPass Inc.) are entitled to certain rights and protections under ERISA.  If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a) Receive Information About Your Plan and Benefits.

(1) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration, such as detailed annual reports;

(2) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator.  The Administrator may make a reasonable charge for the copies;

(3) Receive a summary of the Plan’s annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor.  (Generally, all pension plans and welfare plans with one hundred (100) or more participants must file these annual reports.)

(b) Prudent Action by Plan Fiduciaries.  In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c) Enforce Your Rights.

(1) If your claim for a Plan benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(2) Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

(3) If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

(4) If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance with Your Questions.  If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Section 14. General Provisions.

(a) Notices.  Any notice, demand or request required or permitted to be given by either the Company or an Eligible Employee pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 12(d) and, in the case of an Eligible Employee, at the address as set forth in the Company’s employment file maintained for the Eligible Employee as previously furnished by the Eligible Employee or such other address as a party may request by notifying the other in writing.

(b) Transfer and Assignment.  The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company.  This Plan shall be binding upon any surviving entity resulting from a corporate transaction and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c) Waiver.  Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan.  The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d) Severability.  Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e) Section Headings.  Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

Section 15. Execution.

To record the restatement of the Plan as set forth herein, iPass Inc. has caused its duly authorized officer to execute the same this 23rd day of December, 2008.

iPass Inc.

By:          /s/ Frank E. Verdecanna
    Frank E. Verdecanna
    Chief Financial Officer

.

For Employees Age 40 or Older
Individual Termination

Exhibit A

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the iPass Inc.  Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release iPass Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law;  or (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

Employee

Name:

Date:

.

For Employees Age 40 or Older
Group Termination

Exhibit B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the iPass Inc. Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release iPass Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law;  or (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).

I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me, and I must not revoke it thereafter.

Employee

Name:

Date:

.

For Employees Under 40 years
Individual and Group Termination

Exhibit C

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the iPass Inc. Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release iPass Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law;  or (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

Employee

Name:

Date: